EXHIBIT 5.1

                    Paul, Hastings, Janofsky & Walker LLP
     A Limited Liability Partnership including Professional Corporations
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200


                                  July 30, 2003

TCI Solutions, Inc.
17752 Skypark Circle, Suite 160
Irvine, California 92614-4469

Re: TCI Solutions, Inc. 1993 Equity Incentive Plan, 2001 Equity Incentive Plan, 1993 Non-Employee Directors' Stock Option Plan and 2001 Non-Employee Directors Stock Option Plan (the "Plans")
      Registration Statement Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 11,582,171 shares of Common Stock, $.001 par value per share, of TCI Solutions, Inc. (the "Company") for issuance under the Plans.

We have examined such documents, records and matters of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the shares of the Company's Common Stock which are to be registered under the Registration Statement and that may be issued and sold pursuant to the Plans will be, when issued and sold in accordance with the terms of the Plans, duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Paul, Hastings, Janofsky & Walker LLP

Paul, Hastings, Janofsky & Walker LLP